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                                                                 EXHIBIT 99.1




                  DSC COMMUNICATIONS TO ACQUIRE CELCORE, INC.

            DSC TO EXPAND INTERNATIONAL WIRELESS PRODUCTS PORTFOLIO
                          WITH ADVANCED GSM TECHNOLOGY


    Dallas, TX., October 29, 1997 DSC Communications Corporation (Nasdaq: DIGI) announced today the signing of a definitive agreement to acquire all of the outstanding stock of Celcore, Inc., a GSM and AMPS mobile switch manufacturer based in Memphis, Tenn. Under the terms of the agreement, DSC would issue shares of common stock, valued at approximately $165 million, in exchange for all of the outstanding shares of Celcore and the assumption of substantially all of the stock options of Celcore. The transaction will be accounted for under the purchase method of accounting and is expected to be completed prior to the end of the year, subject to various closing conditions, including governmental clearance.

     James L. Donald, chairman and chief executive officer of DSC, said: "The acquisition of Celcore represents a strategic addition to the DSC line of wireless switch products. Given the wireless marketplace's rapid growth and DSC'S long-standing leadership position in advanced IN and mobile switching platforms, Celcore's GSM cellular systems are an ideal match for our expanding product line. We look forward to providing an innovative new solution that will serve the high-demand GSM wireless switch market."

   Marty Singer, vice president and general manager, Motorola's wireless access and business development division, added that, "We are pleased that a valued supplier is expanding its product portfolio in an important strategic direction."

   DSC'S new GSM system features a distributed network architecture and scalable design. It has been designed to ensure an open-interface platform capable of working with multiple radio subsystems that can grow easily as a carrier expands its network area. The modular design also makes the system a cost-effective choice for low subscriber density applications in emerging markets, since it allows service providers to evolve platform features and capacities as needed.

   The GSM market has grown tremendously since the first commercial system was deployed in 1991. GSM, or Global System for Mobile Communications, is a leading digital cellular standard with 55 million subscribers in 110 countries. The subscriber forecast is expected to top 150 million by the year 2000, with a 50 percent share of the global wireless market.

   Founded in 1992, Celcore is a privately held company with 180 employees and a broad base of cellular customers. It is a leader in developing and supplying cellular systems for low subscriber density applications in emerging markets. It pioneered the concept of distributed network architecture for both GSM and AMPS cellular systems.

   DSC Communications is a global provider of advanced telecommunications products, including digital switching, transmission, access and network management systems. DSC'S integrated network solutions support voice, data and video services, such as intelligent network, wireless, Internet and switched digital video applications. DSC had annual revenues of approximately $1.4 billion in 1996 and is active in more than 60 countries worldwide.

                                     -end-

FOR MORE INFORMATION, CONTACT:

DSC Communications                         Celcore, Inc.
Terry Adams - 972-519-4358                 Steve Chen - 901-624-4204
Julie Williams - 972-519-3089              http://www.celcore.com
http://www.dsccc.com